PULASKI FINANCIAL REPORTS 21% GROWTH OVER PRIOR YEAR
IN THIRD FISCAL QUARTER NET INCOME

•	Bank maintained “well-capitalized” regulatory status, including 8.52% Tier 1 leverage capital ratio and 11.85% total risk-based capital ratio at June 30, 2009

•
Diluted EPS totaled $0.14 for third fiscal quarter of 2009 after $0.05 charge for FDIC special assessment compared with $0.15 for linked quarter and $0.16 for prior-year quarter; exceeded consensus estimate of $0.12

•	Net interest income rose 13% over linked quarter, 20% over prior-year quarter and 15% year to date on growth in average loans and core deposits and linked-quarter improvement in net interest margin

•	Loans receivable increased 6% year to date on growth in commercial real estate and commercial and industrial loans, but decreased 1% from linked quarter

•	Core deposits increased 11% over linked quarter and 32% year to date on growth in money market and checking account balances

•	Mortgage revenues up 3% over linked quarter and 130% year to date on increased loan originations and sales driven by significant refinance activity and increased purchase activity

•
Provision for loan losses totaled $6.2 million for quarter versus net charge-offs of $3.9 million, resulting in reserve build of $2.3 million and a 21 basis point linked-quarter increase in the ratio of allowance to total loans to 1.76%

•	Company maintained regular quarterly common dividend of $0.095 per share

ST. LOUIS, July 21, 2009 — Pulaski Financial Corp. (Nasdaq Global Select: PULB) today announced net income for the quarter ended June 30, 2009 of $2.0 million, or $0.14 per diluted common share, compared with net income of $1.8 million, or $0.15 per diluted common share, for the quarter ended March 31, 2009 and net income of $1.7 million, or $0.16 per diluted common share, for the June 2008 quarter.  For the nine-month periods, net income was $4.4 million, or $0.35 per diluted common share, in 2009 compared with net income of $6.9 million, or $0.68 per diluted common share, in 2008.

Results for the three and nine months ended June 30, 2009 were negatively impacted by an industry-wide FDIC special deposit insurance assessment, which the Company estimated will be approximately $700,000 pretax, or $0.05 per diluted common share after tax.  Also reducing income available to common shares for the three and nine months ended June 30, 2009 were dividends on the Company’s preferred stock, issued as part of the U.S. Treasury’s TARP Capital Purchase Plan, totaling $514,000, or $0.05 per diluted common share, and $751,000, or $0.07 per diluted common share, respectively.  Results for the three- and nine-month periods ended June 30, 2008 included an after-tax charge of $989,000, or $0.10 per diluted share, for a separation payment and other expenses related to the resignation of the Company’s former chief executive officer on May 1, 2008.

Gary Douglass, President and Chief Executive Officer commented, “Overall, we were pleased with the results of the quarter given the challenging economic environment we faced.  Our disciplined approach to pricing new and renewing commercial loans as well as our deposit products resulted in significant improvement in our net interest margin during the quarter, while allowing us to continue to build valuable customer relationships.  Our leadership position in our markets enabled us to capture a significant share of the mortgage refinancing activity and resulted in record levels of mortgage revenues.  We prudently added to our loss reserves as we continued to closely monitor the credit quality of our loan portfolio and, despite these elevated loan loss provision levels, we were able to show increased earnings per share in comparison to our March 2009 quarter when we exclude the impact of the FDIC special assessment.”

Net Interest Income Increased on Improved Net Interest Margin and Growth in Average Loans and Core Deposits

Net interest income rose $1.3 million, or 13%, to $11.4 million for the third quarter of fiscal 2009 compared with $10.1 million for the quarter ended March 31, 2009 and rose $1.9 million, or 20%, compared with $9.5 million for the same period a year ago.  For the nine-month periods, net interest income increased $4.0 million, or 15%, to $30.6 million.  The increases were driven by growth in the average balances of loans receivable and loans held for sale combined with lower pricing on deposits and wholesale funding sources.  Net interest income in the June 2009 quarter also benefited from a linked-quarter improvement in the net interest margin.  Commercial real estate and commercial and industrial loans accounted for substantially all of the growth in the average balance of loans receivable as the Company continued to originate commercial loans to its most credit-worthy customers under tightened credit standards.  In addition, the Company was able to capture a large share of the residential mortgage refinancing activity that was sparked by the Federal Reserve’s actions to drive down market interest rates and stimulate the mortgage market.  The Company sells substantially all of such loans in the secondary market, but earns interest income on the balances during the short time they are held awaiting delivery to investors.

The net interest margin was 3.22% for the three months ended June 30, 2009 compared with 2.93% for the quarter ended March 31, 2009 and 3.23% for the June 2008 quarter.  For the nine-month periods, the net interest margin was 3.05% in 2009 compared with 3.10% in 2008.  The Company experienced an increase in the yield on loans receivable during the June 2009 quarter, primarily as the result of continued price improvement on new commercial loan originations and renewals, including interest-rate floors on adjustable-rate loans.   In addition, the Company benefited from a market-driven decline in the cost of its deposits and wholesale borrowings.

Core deposits, which include checking, money market and passbook accounts, provide a stable funding source for the Company’s asset growth and produce valuable fee income.  Their growth continued to be one of the Company’s primary strategic objectives, resulting in increases of 11%, or $58.1 million, from March 31, 2009 and 32%, or $136.7 million, from September 30, 2008 to $566.8 million at June 30, 2009.  Substantially all of the growth in core deposits during the quarter came from increases in commercial checking accounts and commercial money market deposits.  The Company is the only institution in its market area offering a money market product that provides customers the ability to receive FDIC insurance on deposits up to $12.5 million.  Also contributing to deposit growth during the quarter was a $15.0 million increase in non-brokered time deposits partially offset by an $8.4 million decrease in brokered time deposits.

Douglass observed, “We continued to be successful in growing our core deposits by capitalizing on our solid reputation and prominent position in the St. Louis community.  Many of the irrational pricing strategies offered by other banks in our market area subsided during the quarter, which enhanced our ability to attract new deposits based on our strengths rather than competing solely on the basis of price.”

Record Growth in Mortgage Revenues Bolstered Non-Interest Income

Non-interest income rose 6% to $6.1 million for the quarter ended June 30, 2009 compared with $5.8 million for the quarter ended March 31, 2009 and rose 88% compared with $3.3 million for the June 2008 quarter.  For the nine-month periods, non-interest income rose 51% to $15.2 million in 2009 compared with $10.1 million in 2008.  The increases in non-interest income were primarily the result of increased mortgage revenues, which rose to $4.4 million on loan sales of $673 million for the quarter ended June 30, 2009 compared with $4.3 million on loan sales of $620 million for the quarter ended March 31, 2009, and $1.5 million on loan sales of $332 million for the June 2008 quarter.  Mortgage revenues for the nine-month periods were $10.3 million on loan sales of $1.53 billion in 2009 compared with $4.5 million on loan sales of $1.00 billion in 2008.

Douglass noted, “Our mortgage division continued to be a source of revenue strength in this difficult economic environment.  We experienced yet another quarter of record loan origination volumes as the result of mortgage refinancing activity and increased purchase activity, and we were able to absorb this volume without significantly adding fixed costs to our infrastructure.  We were encouraged by the increased activity in the home purchase market, which was generated primarily by first-time home buyers.”

Non-interest Expense

Total non-interest expense increased to $8.6 million for the quarter ended June 30, 2009 compared with $7.7 million for the linked quarter and $8.3 million for the prior-year quarter.  For the nine-month periods, total non-interest expense was $23.1 million in 2009 compared with $21.5 million in 2008.  The Company saw an increase in FDIC deposit premium expense in 2009 as the result of higher average deposit balances and an industry-wide increase in FDIC insurance rates during the second and third quarters of fiscal 2009.  In addition, the June 2009 quarter included a $700,000 charge for the FDIC special assessment. Compensation expense of $3.6 million for the quarter ended June 30, 2009 matched the $3.6 million for the linked quarter and was 20% below the $4.5 million for the prior-year quarter.  Included in compensation expense for the June 2008 quarter was $1.5 million of expense associated with the separation payment made to the Company’s former chief executive officer on May 1, 2008.

Asset Quality

Non-performing loans increased $10.1 million during the quarter to $59.8 million at June 30, 2009, primarily as the result of a $10.8 million increase in non-accrual loans, partially offset by a $3.6 million decrease in accruing loans that were 90 days or more past due.  The increase in non-accrual loans was primarily attributable to the addition of two loans with principal balances totaling $5.3 million that were secured by residential building lots under development and raw land.  Also contributing to the rise in non-performing loans was a $3.0 million increase in troubled debt restructurings, primarily residential real estate first mortgage loans, resulting from management’s decision to proactively modify loan repayment terms with borrowers who were experiencing financial difficulties in the current economic climate.  The restructured terms of the loans generally included a reduction of the interest rates and the addition of past due interest to the principal balance of the loans.

Douglass commented, “We have been pleased with the success we have seen in our efforts to work with many of our troubled borrowers to help them manage through this difficult economic period.  At June 30, 2009, $27.6 million, or 89%, of the total restructured loans were performing as agreed under the modified terms of the loans.  Substantially all of our residential borrowers live in the St. Louis and Kansas City communities that we serve and we continue to work with those borrowers who demonstrate the intent and ability to repay their obligations under the modified loan terms.  We remain optimistic that these measures will maximize the bank’s recoveries on these loans and ultimately allow more families to remain in their homes while we work together through this severe economic downturn.”

The ratio of the allowance for loan losses to non-performing loans was 34.7% at June 30, 2009 compared with 37.2% at March 31, 2009 and 61.8% at September 30, 2008.  Management believes this coverage ratio is appropriate based on the mix of non-performing loans, specifically the large number of troubled debt restructurings that were performing under their restructured terms.  Excluding restructured loans that were performing under their restructured terms and the related allowance for loan losses, the ratio of the allowance for loan losses to the remaining non-performing loans was 60.5% at June 30, 2009 compared with 66.3% at March 31, 2009 and 81.2% at September 30, 2008.  Viewed differently, 42% of total non-performing loans at June 30, 2009 were residential first mortgage loans, which carry a lower level of inherent risk than other types of loans in the Company’s portfolio, especially compared to second mortgage loans and home equity lines of credit where the Company often does not own or service the first mortgage loan.

The provision for loan losses for the three months ended June 30, 2009 was $6.2 million compared with $5.7 million for the quarter ended March 31, 2009 and $2.1 million for the June 2008 quarter.  The increased provision was due to the increase in the level of non-performing loans and net charge-offs, reflecting the impact of the adverse economic climate on the Company’s borrowers.  The ratio of the allowance for loan losses to total loans increased to 1.76% at June 30, 2009 compared with 1.55% at March 31, 2009 and 1.16% at September 30, 2008.

Net charge-offs for the quarter ended June 30, 2009 totaled $3.9 million, or 1.31% of average loans on an annualized basis, compared with $2.9 million, or 0.98% of average loans on an annualized basis, for the quarter ended March 31, 2009 and $1.3 million, or 0.51% of average loans on an annualized basis, for the June 2008 quarter.  Net charge-offs in the June 2009 quarter included a $1.8 million partial charge-off of a loan secured by residential building lots under development.  The remaining balance of the loan has been placed on non-accrual status and is classified as a non-performing loan.

Real estate acquired in settlement of loans was $2.3 million at June 30, 2009 compared with $4.0 million at March 31, 2009 and $3.5 million at September 30, 2008.  The balance at June 30, 2009 consisted almost entirely of residential properties.  Real estate foreclosure losses and expense was $314,000 for the quarter ended June 30, 2009 compared with $409,000 for the quarter ended March 31, 2009 and $677,000 for the same quarter last year.  Real estate foreclosure losses and expense includes realized losses on the final disposition of foreclosed properties, additional write-downs for declines in the fair market values of properties subsequent to foreclosure, and expenses incurred in connection with maintaining the properties until they are sold.

Outlook

Douglass commented, “We have built strong earnings momentum over the past two quarters, significantly aided by a 29 basis-point linked-quarter increase in our net interest margin in the June 2009 quarter and by record levels of mortgage revenues.  This momentum, however, has been partially masked by historically-high credit provisions necessitated by the current state of the economy.  To illustrate this point, if we examine pre-tax earnings excluding the impact of the provision for loan losses, our June 2009 quarterly earnings have grown 9% and 99% compared with comparable earnings in the March 2009 and June 2008 quarters, respectively.”

Douglass continued, “Looking ahead to our fourth fiscal quarter, we see continued growth in net interest income driven principally by additional margin expansion.  We expect our credit provisions will remain elevated and our mortgage revenues will likely come off of the record levels we saw in our second and third quarters, but will, assuming interest rates do not rise meaningfully from current levels, still remain well above the amounts we reported in our fourth fiscal quarter of 2008.”

“All in all, we believe we are well positioned to post historically strong earnings increases once credit provisions ‘normalize,’ which we hope will be sometime in 2010,” Douglass concluded.

Conference Call Tomorrow

Pulaski Financial’s management will discuss third quarter results and other developments tomorrow, July 22, during a conference call beginning at 11 a.m. EST (10 a.m. CST).  The call also will be simultaneously webcast and archived for three months at:
http://www.snl.com/irweblinkx/corporateprofile.aspx?iid=4044240.  Participants in the conference call may dial 877-473-3757 a few minutes before start time. The call also will be available for replay through August 5, 2009 at 800-642-1687 or 706-645-9291, conference ID 79978924.

About Pulaski Financial

Pulaski Financial Corp., operating in its 87th year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis metropolitan area. The bank offers a full line of quality retail and commercial banking products through 12 full-service branch offices in St. Louis and three loan production offices in Kansas City and the St. Louis metropolitan area.  The Company’s website can be accessed at www.pulaskibankstl.com.

This news release may contain forward-looking statements about Pulaski Financial Corp., which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.  Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences,  and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended September 30, 2008 on file with the SEC, including the sections entitled "Risk Factors."  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

For Additional Information Contact:
Paul Milano
Chief Financial Officer
Pulaski Financial Corp.
(314) 878-2210 Ext. 3827

Tables follow...

PULASKI FINANCIAL CORP.
CONDENSED STATEMENTS OF INCOME
(Unaudited)

	(Dollars in thousands except per share data)

	Three Months Ended
	June 30,	March 31,	June 30,
	2009	2009	2008
Interest income	$17,495	$16,657	$17,677
Interest expense	6,093	6,575	8,169

Net interest income	11,402	10,082	9,508
Provision for loan losses	6,154	5,665	2,141

Net interest income after provision for loan losses	5,248	4,417	7,367

Retail banking fees	980	936	961
Mortgage revenues	4,438	4,313	1,527
Investment brokerage revenues	365	379	266
Gain on sale of securities	-	-	8
Other	321	144	493
Total non-interest income	6,104	5,772	3,255

Compensation expense	3,620	3,593	4,511
Occupancy, equipment and data processing expense	2,046	2,053	1,884
Advertising	249	209	293
Professional services	402	371	435
Real estate foreclosure losses and expenses, net	314	409	677
Gain (loss) on derivative financial instruments	-	-	(266)
FDIC deposit insurance premiums	463	411	182
FDIC special assessment	700	-	-
Other	767	608	562
Total non-interest expense	8,561	7,654	8,278

Income before income taxes	2,791	2,535	2,344
Income tax expense	776	762	685
Net income after tax	2,015	1,773	1,659
Preferred stock dividends declared	514	238	-
Earnings available for common shares	$1,501	$1,535	$1,659

Annualized Performance Ratios
Return on average assets	0.54%	0.49%	0.53%
Return on average common equity	6.69%	7.16%	7.60%
Interest rate spread	2.99%	2.67%	3.01%
Net interest margin	3.22%	2.93%	3.23%

SHARE DATA
Weighted average shares outstanding - basic	10,200,321	10,153,221	9,983,506
Weighted average shares outstanding - diluted	10,395,653	10,283,324	10,271,469
Basic earnings per common share	$0.15	$0.15	$0.17
Diluted earnings per common share	$0.14	$0.15	$0.16
Dividends per common share	$0.095	$0.095	$0.095

PULASKI FINANCIAL CORP.
CONDENSED STATEMENTS OF INCOME, Continued
(Unaudited)

	(Dollars in thousands except per share data)

	Nine Months Ended June 30,
	2009	2008
Interest income	$50,987	$56,036
Interest expense	20,389	29,462

Net interest income	30,598	26,574
Provision for loan losses	16,510	4,902

Net interest income after provision for loan losses	14,088	21,672

Retail banking fees	2,882	2,921
Mortgage revenues	10,300	4,481
Investment brokerage revenues	1,005	837
Gain on sale of securities	243	325
Other	758	1,512
Total non-interest income	15,188	10,076

Compensation expense	10,555	10,731
Occupancy, equipment and data processing expense	5,979	5,542
Advertising	744	927
Professional services	1,034	1,143
Real estate foreclosure losses and expenses, net	1,065	1,061
Gain (loss) on derivative financial instruments	-	(331)
FDIC deposit insurance premiums	1,073	572
FDIC special assessment	700	-
Other	1,938	1,829
Total non-interest expense	23,088	21,474

Income before income taxes	6,188	10,274
Income tax expense	1,834	3,334
Net income after tax	4,354	6,940
Preferred stock dividends declared	752	-
Earnings available for common shares	$3,602	$6,940

Annualized Performance Ratios
Return on average assets	0.41%	0.76%
Return on average common equity	5.53%	10.75%
Interest rate spread	2.80%	2.81%
Net interest margin	3.05%	3.10%

SHARE DATA
Weighted average shares outstanding - basic	10,155,874	9,872,309
Weighted average shares outstanding - diluted	10,348,468	10,222,348
Basic earnings per common share	$0.35	$0.70
Diluted earnings per common share	$0.35	$0.68
Dividends per common share	$0.285	$0.275

PULASKI FINANCIAL CORP.
BALANCE SHEET DATA
(Unaudited)

	(Dollars in thousands)

	June 30,	March 31,	September 30,
	2009	2009	2008
Total assets	$1,508,886	$1,461,393	$1,304,150
Loans receivable, net	1,158,384	1,172,786	1,088,737
Allowance for loan losses	20,743	18,468	12,762
Loans held for sale, net	175,856	110,201	71,966
Investment securities (includes equity securities)	7,800	5,602	733
FHLB stock	11,650	11,650	10,896
Mortgage-backed & related securities	29,722	31,272	25,925
Cash and cash equivalents	50,159	53,473	29,078
Deposits	1,159,613	1,094,873	915,311
Federal Reserve borrowings	130,000	130,000	40,000
FHLB advances	66,100	86,100	210,600
Subordinated debentures	19,589	19,589	19,589
Stockholders' equity - preferred	30,548	30,441	-
Stockholders' equity - common	86,697	85,634	82,361
Book value per common share	$8.37	$8.31	$8.06

	June 30,	March 31,	September 30,
	2009	2009	2008
LOANS RECEIVABLE
Real estate mortgage:
Residential first mortgages	$256,911	$265,829	$253,132
Residential second mortgages	69,830	76,375	86,349
Home equity lines of credit	231,393	231,875	225,357
Multi-family residential	35,850	36,769	32,547
Commercial real estate	307,522	298,746	261,166
Total real estate mortgage	901,506	909,594	858,551

Real estate construction and development:
One to four family residential	25,769	28,012	34,511
Multi-family residential	6,565	7,058	9,607
Commercial real estate	68,891	69,536	55,264
Total real estate construction and development	101,225	104,606	99,382

Commercial & industrial loans	167,916	168,457	137,688
Consumer and installment	5,471	5,554	6,896
	1,176,118	1,188,211	1,102,517
Add (less):
Deferred loan costs	4,591	4,838	5,205
Loans in process	(1,582)	(1,795)	(6,223)
Allowance for loan losses	(20,743)	(18,468)	(12,762)
	(17,734)	(15,425)	(13,780)
Total	$1,158,384	$1,172,786	$1,088,737

Weighted average rate at end of period	5.29%	5.30%	6.02%

	June 30, 2009		March 31, 2009		September 30, 2008

		Weighted		Weighted		Weighted
		Average		Average		Average
		Interest		Interest		Interest
DEPOSITS	Balance	Rate	Balance	Rate	Balance	Rate
Demand Deposit Accounts:
Non-interest-bearing checking	$113,381	0.00%	$129,309	0.00%	$76,404	0.00%
Interest-bearing checking	266,147	1.28%	213,811	1.58%	178,698	2.51%
Passbook savings accounts	28,202	0.21%	26,307	0.19%	25,829	0.32%
Money market	159,090	0.82%	139,277	0.78%	149,141	2.12%
Total demand deposit accounts	566,820	0.84%	508,704	0.89%	430,072	1.80%

Certificates of Deposit:
Retail	325,014	2.87%	283,826	3.09%	232,370	3.50%
CDARS	151,207	1.70%	177,402	1.94%	123,932	2.79%
Brokered	116,572	2.14%	124,941	3.20%	128,937	3.85%
Total certificates of deposit	592,793	2.43%	586,169	2.77%	485,239	3.41%
Total deposits	$1,159,613	1.65%	$1,094,873	1.89%	$915,311	2.65%

PULASKI FINANCIAL CORP.
NONPERFORMING ASSETS
(Unaudited)

	(In thousands)

	June 30,	March 31,	September 30,
NONPERFORMING ASSETS	2009	2009	2008
Non-accrual loans:
Residential real estate first mortgages	$7,480	$4,526	$5,904
Residential real estate second mortgages	1,041	824	752
Home equity	3,256	2,343	1,695
Commercial and multi-family	1,478	1,479	924
Land acquisition and development	9,896	4,304	201
Real estate-construction and development	752	373	133
Commercial and industrial	4,349	3,645	341
Consumer and other	152	142	160
Total non-accrual loans	28,404	17,636	10,110

Accruing loans past due 90 days or more:
Residential real estate first mortgages	138	2,645	2,543
Residential real estate second mortgages	-	110	-
Home equity	239	648	1,468
Commercial and multi-family	-	-	169
Land acquisition and development	0	14.00	62
Real estate-construction and development	-	557	-
Consumer and other	27	40	7
Total accruing loans past due 90 days or more	404	4,014	4,249

Troubled debt restructured: (1)
Current under the restructured terms:
Residential real estate first mortgages	15,533	12,024	3,801
Residential real estate second mortgages	1,738	1,549	659
Home equity	1,171	1,406	-
Commercial and multi-family	7,831	7,831	-
Land acquisition and development	122	65	-
Real estate-construction and development	100	-	-
Commercial and industrial	1,015	1,337	537
Consumer and other	94	64	-
Total current restructured loans	27,604	24,276	4,997
Past due:
Residential real estate first mortgages	2,188	2,620	1,184
Residential real estate second mortgages	238	58	11
Home equity	226	93	112
Commercial and industrial	784	1,020	-
Total past due restructured loans	3,436	3,791	1,307
Total restructured loans	31,040	28,067	6,304
Total non-performing loans	59,848	49,717	20,663
Real estate acquired in settlement of loans:
Residential real estate	2,205	3,896	3,519
Commercial real estate	98	104	-
Total real estate acquired in settlement of loans	2,303	4,000	3,519
Other nonperforming assets	2	2	237
Total non-performing assets	$62,153	$53,719	$24,419

(1)
Troubled debt restructured includes non-accrual loans totaling $25.7 million and $23.4 million and $241,000 at March 31,2009, March , 2009 and September 30, 2008, respectively.  These totals are not included in non-accrual loans above.

PULASKI FINANCIAL CORP.
ALLOWANCE FOR LOAN LOSSES AND ASSET QUALITY RATIOS
(Unaudited)

	(Dollars in thousands)

	Three Months		Nine Months
	Ended June 30,		Ended June 30,
ALLOWANCE FOR LOAN LOSSES	2009	2008	2009	2008
Allowance for loan losses, beginning of period	$18,468	$11,116	$12,762	$10,421
Provision charged to expense	6,154	2,141	16,510	4,902
Loans charged off, net:
Residential real estate first mortgages	(772)	(341)	(3,085)	(495)
Residential real estate second mortgages	(406)	(571)	(868)	(1,309)
Home equity	(567)	(276)	(1,794)	(907)
Commercial and multi-family	-	-	14	(374)
Land acquisition & development	(1,837)	-	(1,837)	-
Real estate-construction and development	(7)	(121)	(473)	(150)
Commercial and industrial	(253)	-	(384)	-
Consumer and other	(37)	(39)	(102)	(179)
Total loans charged off, net	(3,879)	(1,348)	(8,529)	(3,414)
Allowance for loan losses, end of period	$20,743	$11,909	$20,743	$11,909

	June 30,	March 31,	September 30,
ASSET QUALITY RATIOS	2009	2009	2008
Nonperforming loans as a percent of total loans	5.08%	4.17%	1.88%
Nonperforming loans excluding current troubled debt
restructurings as a percent of total loans	2.73%	2.14%	1.42%
Nonperforming assets as a percent of total assets	4.12%	3.68%	1.87%
Nonperforming assets excluding current troubled debt
restructurings as a percent of total assets	2.29%	2.01%	1.49%
Allowance for loan losses as a percent of total loans	1.76%	1.55%	1.16%
Allowance for loan losses as a percent
of nonperforming loans	34.66%	37.15%	61.76%
Allowance for loan losses as a percent of
nonperforming loans excluding current troubled debt
restructurings and related allowance for loan losses	60.50%	66.30%	81.20%

PULASKI FINANCIAL CORP.
AVERAGE BALANCE SHEETS
(Unaudited)

	(Dollars in thousands)

	Three Months Ended
	June 30, 2009			June 30, 2008
		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost
Interest-earning assets:
Loans receivable	$1,186,423	$15,074	5.08%	$1,052,809	$16,045	6.10%
Loans available for sale	174,728	2,047	4.69%	68,290	950	5.57%
Other interest-earning assets	53,270	374	2.81%	56,574	682	4.82%
Total interest-earning assets	1,414,421	17,495	4.95%	1,177,673	17,677	6.00%
Noninterest-earning assets	69,329			85,238
Total assets	$1,483,750			$1,262,911

Interest-bearing liabilities:
Deposits	$1,001,183	$5,000	2.00%	$748,327	$5,664	3.03%
Borrowed money	241,597	1,093	1.81%	344,765	2,505	2.91%
Total interest-bearing liabilities	1,242,780	6,093	1.96%	1,093,092	8,169	2.99%
Noninterest-bearing deposits	106,258			63,872
Noninterest-bearing liabilities	14,422			18,590
Stockholders' equity	120,290			87,357
Total liabilities and stockholders' equity	$1,483,750			$1,262,911
Net interest income		$11,402			$9,508
Interest rate spread			2.99%			3.01%
Net interest margin			3.22%			3.23%

	Nine Months Ended
	June 30, 2009			June 30, 2008
		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost
Interest-earning assets:
Loans receivable	$1,157,810	$45,312	5.22%	$1,029,470	$51,645	6.69%
Loans available for sale	125,844	4,471	4.74%	66,945	2,694	5.37%
Other interest-earning assets	55,585	1,204	2.89%	47,218	1,696	4.79%
Total interest-earning assets	1,339,239	50,987	5.08%	1,143,633	56,035	6.53%
Noninterest-earning assets	74,498			80,874
Total assets	$1,413,737			$1,224,507

Interest-bearing liabilities:
Deposits	$942,827	$16,436	2.32%	$776,278	$21,532	3.70%
Borrowed money	249,908	3,953	2.11%	280,776	7,930	3.77%
Total interest-bearing liabilities	1,192,735	20,389	2.28%	1,057,054	29,462	3.72%
Noninterest-bearing deposits	100,781			61,730
Noninterest-bearing liabilities	14,234			19,656
Stockholders' equity	105,987			86,067
Total liabilities and stockholders' equity	$1,413,737			$1,224,507
Net interest income		$30,598			$26,573
Interest rate spread			2.80%			2.81%
Net interest margin			3.05%			3.10%

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